First Union Mortgage Corporation
NC1087
201 South College Street
Charlotte, North Carolina 28244-1087
704 374-6787


(LOGO) FIRST UNION

MANAGEMENT'S ASSERTION

As of and for the year ended December 31, 1999, First Union Mortgage Corporation has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for the year ended December 31, 1999, First Union Mortgage Corporation had in effect a fidelity bond and errors and omissions policy in the amount of $200 million and $20 million, respectively.

Debra M. Warren, President / Chief Executive Officer
February 11, 2000
Date

Debbie Craig, Senior Vice President / Chief Financial Officer
February 11, 2000
Date

Karin Patrick, Senior Vice President / Director of Servicing
February 11, 2000
Date

Joesph F. DeDomincis, Vice President / Operational and Credit Risk Manager February 11, 2000
Date